Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Altice USA, Inc. and Cablevision Systems Corporation:
We consent to the incorporation by reference in the registration statement (No. 333-222170) on Form S-8 of Altice USA, Inc. and subsidiaries (the Company) of our report dated March 6, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of the Company and our report dated April 10, 2017 with respect to the consolidated balance sheet of Cablevision Systems Corporation and subsidiaries as of December 31, 2015 and the related consolidated statements of operations and comprehensive income, stockholders’ deficiency, and cash flows for the period between January 1, 2016 to June 20, 2016, and the year ended December 31, 2015.
Our report on the consolidated financial statements of the Company contains an emphasis of matter paragraph that states that a substantial portion of the Company’s technical workforce at the Cablevision and Cequel segments became employees of Altice Technical Services (“ATSUS”) in the second and fourth quarters of 2017, respectively and that the Company was incorporated on September 14, 2015 and had no operations of its own other than the issuance of debt prior to the contribution of Cequel Corporation on June 9, 2016 by Altice N.V. , as more fully described in Note 1 to the consolidated financial statements.

/s/ KPMG LLP

New York, New York
March 6, 2018